UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2022

CONMED CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-39218	16-0977505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11311 Concept Blvd

Largo, FL 33773

(Address of principal executive offices, including zip code)

(727) 392-6464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CNMD	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 6, 2022 (the “Transition Date”), Daniel S. Jonas, the Executive Vice President, Legal Affairs, General Counsel & Secretary of CONMED Corporation (the “Company”), will transition from his current role and continue as a full-time employee of the Company through his planned retirement date of July 1, 2026 (the “Retirement Date,” and the period commencing on the Transition Date through the Retirement Date, the “Transition Period”). In connection with the transition of Mr. Jonas’ duties, Mr. Jonas entered into a letter agreement with the Company (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Jonas will serve as Special Counsel & Corporate Secretary commencing on the Transition Date through December 31, 2024. Beginning on January 1, 2025, Mr. Jonas will transition to the role of Corporate Secretary and continue in such position through the Retirement Date. Heather Cohen will succeed Mr. Jonas in the role of Executive Vice President and Chief Human Resources and Legal Officer.

For his service during the Transition Period, Mr. Jonas will be eligible for the following compensation:

•

From the Transition Date through December 31, 2022, annual base salary and target bonus opportunity at Mr. Jonas’ compensation level as of immediately prior to the Transition Date ($400,000 and 60% of annual base salary, respectively).

•	From January 1, 2023 through December 31, 2024, $400,000 annual base salary (subject to discretionary adjustment) and a target bonus opportunity equal to 40% of annual base salary.

•	From January 1, 2025 through the Retirement Date, cash compensation equal to $896,295, paid in equal, regular payroll installments (the “Final Payment Amount”).

•

During the Transition Period, Mr. Jonas will be eligible to (i) receive equity compensation; (ii) participate in the Company’s welfare benefit plans including, without limitation, participation in the Company’s Benefits Restoration Plan and Retirement Savings Plan; and (iii) receive reimbursement for all reasonable out-of-pocket business expenses incurred in connection with the performance of his duties under the Letter Agreement.

Mr. Jonas’ receipt of these payments and benefits, as well as the equity award treatment described in the following paragraph, are subject to his execution of (i) a release of claims in favor of the Company, within 30 days after the Transition Date and (ii) a supplemental release of claims in favor of the Company, within 30 days after the Retirement Date.

During the Transition Period and for one year following the termination of his service, Mr. Jonas will be subject to non-competition and non-solicitation obligations, and during the Transition Period and indefinitely thereafter, Mr. Jonas will be subject to customary confidentiality and non-disparagement obligations. In addition, subject to Mr. Jonas’ continued service and compliance with the release requirements described above, equity awards previously granted to Mr. Jonas will vest in accordance with the vesting schedules established in the original equity awards through the Retirement Date.

Mr. Jonas waives any claim to receive payments or other benefits under the Company’s Executive Management Severance Plan or the CONMED Severance Plan. Pursuant to the Letter Agreement, subject in each case to Mr. Jonas’ (or his estate’s or beneficiary’s) compliance with the release requirements described above, Mr. Jonas (or his estate or beneficiary) would be entitled to the following severance payments from the Company upon certain terminations of employment prior to the Retirement Date:

•	As a result of Mr. Jonas’ death, disability, or termination by the Company for any reason other than gross misconduct before January 1, 2025, $600,000.

•

As a result of Mr. Jonas’ death, disability, or termination by the Company for any reason on or after January 1, 2025 and prior to the Retirement Date, any portion of the Final Payment Amount not already paid to Mr. Jonas.

The above descriptions are qualified in their entirety by reference to the terms of the Letter Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Letter Agreement, by and between CONMED Corporation and Daniel S. Jonas, dated December 6, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONMED CORPORATION (Registrant)

By:	/s/ Todd W. Garner
Name:	Todd W. Garner
Title:	Executive Vice President- Chief Financial Officer

Date: December 6, 2022